Exhibit 99.1

MRI Interventions Retires Brainlab Debt, Extends 2019 Notes by 18 Months

Irvine, CA – September 25, 2018 – MRI Interventions, Inc. (OTCQB:MRIC), announced today that the company has repaid in full and retired $2.0 million in outstanding debt held by Brainlab AG which was set to mature on December 31, 2018. Additionally, the company extended the maturity date of promissory notes set to mature March 2019 by 18 months, to September 2020.

“We are pleased to have successfully restructured our debt positions without having to raise equity or incur significant financing fees in the process,” commented Joe Burnett, President and CEO. “We are lucky to have supportive and collaborative debt holders to work with and appreciate the flexibility and positive outcome that we all achieved in the process. Our remaining debt now comes due in the second half of 2020. This allows us to remain focused on our strategic growth plan and operational efficiency, including our operational cash burn which we reduced to $1.1 million in the second quarter of 2018 and which we expect to continue reducing in the second half of 2018.”

About MRI Interventions, Inc.

Building on the power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning MRI Interventions, Inc.’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the company’s ClearPoint Neuro Navigation System products; and the company’s ability to market, commercialize and achieve broader market acceptance for the company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the company’s actual results are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the three months ended June 30, 2018, both of which have been filed with the Securities and Exchange Commission.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com